Exhibit 99.1

Xenetic Biosciences, Inc. Reports First Quarter 2024 Financial Results

and Provides Business Update

–	Ongoing preclinical studies with multiple data readouts expected throughout remainder of 2024

–	Continued advancement of DNase-based oncology program towards Phase 1 clinical study for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors

–	Ended the quarter with $7.8 million of cash to fund operations

FRAMINGHAM, MA – (May 10, 2024) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers, today reported its financial results for the first quarter of 2024 and provided a business update.

"We have initiated several preclinical studies on the influence of DNase in combination with standard treatment paradigms such as chemotherapy or immune checkpoint blockade and expect to present results in the second half of this year. We anticipate that this growing body of data will have an important impact in demonstrating the promise of incorporating DNase into clinical treatment regimens for certain solid tumors, and in guiding our clinical development strategy," commented, Jeffrey Eisenberg, Chief Executive Officer of Xenetic. “We believe we have successfully positioned 2024 to be a year of meaningful preclinical data and remain focused on executing our plans to advance development towards our first in human trial.”

Summary of Financial Results for First Quarter 2024

Net loss for the quarter ended March 31, 2024 was approximately $1.2 million. Research & development expenses for the three months ended March 31, 2024 increased by approximately $0.3 million, or 58.6%, to approximately $0.9 million from approximately $0.6 million in the comparable quarter in 2023. The increase was primarily due to the Company's increased spending in connection with our pre-clinical development efforts related to our DNase platform. General and administrative expenses for the three months ended March 31, 2024 decreased by approximately $0.1 million, or 9.8%, to approximately $0.8 million from approximately $0.9 million in the comparable quarter in 2023. The decrease was primarily due to a decrease in accounting and legal fees during the three months ended March 31, 2024 compared to the same period in 2023.

The Company ended the quarter with approximately $7.8 million of cash.

About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers. The Company's DNase platform is designed to improve outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression. Xenetic is currently focused on advancing its systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors.

For more information, please visit the Company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, and Facebook.

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Forward-Looking Statements

This press release contains forward-looking statements that we intend to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," “remain,” “focus”, and other words of similar meaning, including, but not limited to, all statements regarding expectations for our DNase-base oncology platform, including statements regarding: ongoing preclinical studies with multiple data readouts expected throughout remainder of 2024, our continued advancement of DNase-based oncology program towards Phase 1 clinical study for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors, expectations to present results of preclinical studies in the second half of this year, expectations that the growing body of data will have an important impact in demonstrating the promise of incorporating DNase into clinical treatment regimens for certain solid tumors and in guiding our clinical development strategy, our belief that we have successfully positioned 2024 to be a year of meaningful preclinical data, our focus remaining on executing our plans to advance development towards our first in human trial, the DNase platform improving outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression, and our focus on advancing our systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Many factors could cause our actual activities, performance, achievements, or results to differ materially from the activities and results anticipated in forward-looking statements. Important factors that could cause actual activities, performance, achievements, or results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from our manufacturing and collaboration agreements; (2) unexpected costs, charges or expenses resulting from the licensing of the DNase platform; (3) uncertainty of the expected financial performance of the Company following the licensing of the DNase platform; (4) failure to realize the anticipated potential of the DNase or PolyXen technologies; (5) the ability of the Company to obtain funding and implement its business strategy; and (6) other risk factors as detailed from time to time in the Company's reports filed with the SEC, including its annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. In addition, forward-looking statements may also be adversely affected by general market factors, general economic and business conditions, including potential adverse effects of public health issues, such as the COVID-19 outbreak, and geopolitical events, such as the Russian invasion of Ukraine and conflict in the Middle East, on economic activity, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions, litigation, and shareholder activism, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

xbio@jtcir.com

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